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                                                                    EXHIBIT 77K

                        COLUMBIA FUNDS SERIES TRUST II
                                 (THE "TRUST")
                            REGISTRATION #811-21852
                                  FORM N-SAR
                        SIX MONTHS ENDED JULY 31, 2012

SUB-ITEM 77K: CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on June 14, 2012, the Board of Trustees of the Trust, upon recommendation of the Audit Committee, approved the replacement of Ernst & Young LLP (Ernst & Young) as the independent registered public accounting firm for each of the funds in the Trust and certain other funds in the Columbia Family of Funds (collectively, the Funds) and appointed PricewaterhouseCoopers LLP (PwC). PwC's engagement is effective at the completion of Ernst & Young's audits of the financial statements of the Funds with fiscal years ending
July 31, 2012. The Funds did not consult with PwC during the fiscal period ended July 31, 2012 and years ended August 31, 2011, September 30, 2011 and November 30, 2011.

Ernst & Young's reports on the financial statements of Columbia Minnesota Tax-Exempt Fund as of and for the fiscal period ended July 31, 2012 and fiscal year ended August 31, 2011, Columbia Large Growth Quantitative Fund, Columbia Large Value Quantitative Fund and Columbia Strategic Allocation Fund as of and for the fiscal periods ended July 31, 2012 and years ended September 30, 2011 and Columbia AMT-Free Tax-Exempt Bond Fund as of and for the fiscal period ended July 31, 2012 and year ended November 30, 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal periods there were no: (1) disagreements between the Funds and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports, or (2) reportable events.

The Trust has provided Ernst & Young with a copy of this disclosure and has requested Ernst & Young to furnish the Trust with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Trust herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated September 28, 2012, is filed as an exhibit to this Form N-SAR.